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                                                                   Exhibit 10.23


January 19, 2002

VIA FAX: 1 210 224 6491

J. Bruce Bugg Jr.,
Vice Chairman,
Consolidated Water Co. Ltd.


Dear Bruce,

Thank you for your fax of January 18, 2002.

I am pleased to confirm that, in accordance with the resolution of the Board on May 22, 2001, on December 10, 2001, you were granted an option to purchase 30,000 Ordinary Shares of the Company at US$ 11.17 per share. The option may be exercised by you at any time up to 4:30 p.m. Cayman time on December 10, 2004.

I would add that I have placed an item on the Agenda of the February 1, 2002 Board Meeting in order that these terms may be noted in the Minutes thereof.

We appreciate your continuing efforts on behalf of the Company.

Yours sincerely,
CONSOLIDATED WATER CO. LTD.


/s/ Jeffrey M. Parker

Jeffrey M. Parker
Chairman & C.E.O.